EXHIBIT 11


                 Statement re: Computation of Per Share Earnings

                                                               Three Months Ended  Three Months Ended
                                                                 March 31, 2001       March 31, 2000
                                                                 --------------       --------------
Basic Net Income (Loss) per Common Share:
Numerator:
    Net income (loss) for the period                                $ (1,382,541)       $ (232,215)
    Preferred stock dividends                                            (69,375)          (75,000)
                                                                    --------------      -----------
             Net income (loss) attributable to common shares        $ (1,451,916)       $ (307,215)
                                                                    -------------------------------
Denominator:
    Actual common shares outstanding:
        Beginning of period                                            2,025,023         2,029,313
        End of period                                                  2,015,885         2,020,278
        Weighted average for the period
             (Based on the actual time which the
             incremental shares, if any, were outstanding)             2,019,033         2,026,176
                                                                     ==============================

Basic net income (loss) per common share                             $     (0.72)       $    (0.15)
                                                                     =============      ===========

Diluted Net Income (Loss) per Common Share:
Numerator:
    Net income (loss) attributable to common shares                 $ (1,451,916)       $ (307,215)
                                                                    ===============================
Denominator:
    Weighted average common shares outstanding                         2,019,033         2,026,176
    Effect of common share equivalents resulting from
      "in-the-money" stock options outstanding
      during the period                                                    -  *              - *
    Additional shares from assumed conversion
      of convertible debentures                                            -  *              - *
    Additional shares from assumed conversion
      of convertible preferred stock                                       -  *              - *
    Weighted average number of common and
      common equivalent shares used to calculate
      diluted net income (loss)  per common share                      2,019,033         2,026,176
                                                                    ===============================
Diluted net income (loss) per common share                          $      (0.72)       $    (0.15)
                                                                    =============       ===========


*Note: The assumed conversion of the convertible debentures and the convertible preferred stock and the effect of "in-the-money" stock options were excluded from the 2001 and 2000 computations of diluted net income (loss) per common share because the effects would be antidilutive.




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